Exhibit 99.1

GrowLife, Inc. Completes Full Acquisition of Purchased Assets of Eco-friendly, Non-toxic Building Materials Manufacturer as Part of Product R&D Growth Plan

KIRKLAND, Wash. -- GrowLife, Inc. (PHOT) (“GrowLife”), one of the nation’s most recognized indoor cultivation service providers, today announced that it has agreed to acquire the remaining stake in the assets of a building materials manufacturer, including its intellectual property, as a part of the Company’s strategic product development subsidiary, GrowLife Innovations.

The Company announced in October 2017, that it had completed the acquisition of 51% of assets from a building materials manufacturer that specializes in development of eco-friendly and non-toxic products, which aligns with GrowLife’s core business competencies. GrowLife has now acquired the remaining 49% of the asset, making the Company the sole owner of FreeFit®, which includes patents, copyrights and trademarks associated with the technology. The agreement was finalized through an addendum to the original agreement.

“This strategic acquisition aligns with our goal of bringing sustainable and healthy best practices to indoor plant cultivation,” said Marco Hegyi, CEO of GrowLife, Inc. “As we move forward, the Company must be able to innovate and develop proprietary products that render the most efficient and safe yield for our customers. This acquisition equips us with the talent, intellectual property rights and manufacturing capabilities to produce the highest quality, non-toxic and eco-friendly products available to the market.”

GrowLife established wholly-owned subsidiary GrowLife Innovations as the product development division of the organization, led by Vice President of R&D David Reichwein. Reichwein has extensive experience in leadership of public companies, including positions where he has led research and development (“R&D”), product development and manufacturing operation initiatives for global companies, with a focus on sustainable and healthy building material solutions. This further acquisition will allow the Company to fully capitalize on the proprietary technology developed by the manufacturer and expand these capabilities into other products, allowing GrowLife to better service the indoor plant cultivation market with innovative and unique product offerings – all supported by intellectual property rights.

“GrowLife shares my passion and commitment to creating a healthy, non-toxic indoor world,” said David Reichwein, Vice President of R&D for GrowLife, Inc. “I am very confident that we will grow the GrowLife building materials business in multiples.”

For further information on this transaction, reference GrowLife, Inc.’s 8k SEC filing.

For more information about GrowLife, Inc. please visit the Company’s website. Products can be purchased at GrowLifeEco.com. Additional commentary on the Company and the industry as a whole can be found on the CEO’s blog.

About GrowLife, Inc.

GrowLife, Inc. (PHOT) aims to become the nation’s largest cultivation service provider for cultivating organics, herbs and greens and plant-based medicines. Our mission is to help make our customers successful. Through a network of local representatives covering the United States and Canada, regional centers and its e-Commerce team, GrowLife provides essential goods and services including media, industry-leading hydroponics and soil, plant nutrients, and thousands more products to specialty grow operations. GrowLife is headquartered in Kirkland, Washington and was founded in 2012.

Public Relations Contact:

Cassandra Dowell

CMW Media

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Investor Relations Contact:

info@growlifinc.com